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                                                                EXHIBIT NO. 23.5




               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


We consent to the reference to our firm under the captions "Selected Historical Financial Data of COR" and "Experts" in the Joint Proxy Statement/Prospectus of Millennium Pharmaceuticals, Inc. and COR Therapeutics, Inc. which is made part of Amendment No. 1 to the Registration Statement on Form S-4 (No. 333-75882) and related Prospectus of Millennium Pharmaceuticals, Inc. for the registration of 78,472,941 shares of its common stock and to the incorporation by reference therein of our report dated January 18, 2001, with respect to the financial statements of COR Therapeutics, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2000, filed with the Securities and Exchange Commission.

                                            /s/ Ernst & Young LLP

Palo Alto, California
January 4, 2002